BISYS FUND SERVICES
CODE OF ETHICS
EXHIBIT C

The following Covered Persons are considered Access Persons under the BISYS Fund Services Code of Ethics3:

The following employees of BISYS:

BISYS Compliance – all associates
Business Systems – Fund Accounting associates
CCO Services – all associates
Client Services – all associates
Distribution Solutions – all associates, including individuals registered with an entity identified in Exhibit B but not employed by BISYS
Directors/Officers of each BISYS entity listed on Exhibit A that meet the statutory definition of Access Person under Rule17j-1
Financial Services - Fund Accounting, Tax, Financial Administration, Fund Compliance and Quality Assurance associates
Information Systems – all associates
Legal Services – all associates

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As of January 1, 2005

C-1